CapStar Financial Holdings, Inc. Announces Completion of $10 Million Common Stock Repurchase Authorization and $20 Million New Authorization

NASHVILLE, Tenn., May 25, 2023 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ: CSTR), the parent company of CapStar Bank, announced today that it has completed its $10 million share purchase authorization on May 25, 2023. Within this authorization, the Company purchased 692,000 shares for an average price of $14.42. Since February 1, 2022, the Company repurchased 1,348,000 or 6% of total common shares outstanding.

Additionally, the board of directors authorized a new authorization to repurchase up to $20 million of the Company’s outstanding common stock. In the current operating environment, the Company intends to maintain above industry capital levels with target Tangible Common Equity to Tangible Assets and Common Equity Tier 1 capital ratios of 8.5% and 12.0% respectively. The repurchase authorization will be in place until January 31, 2024.

The Company will conduct any repurchases through open market purchases, including by means of a trading plan adopted under SEC Rule 10b5-1, or privately negotiated transactions, subject to market conditions and other factors. There is no guarantee as to the exact number of shares that the Company may repurchase.

About CapStar Financial Holdings, Inc.
CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2023, on a consolidated basis, CapStar had total assets of $3.2 billion, total loans of $2.4 billion, total deposits of $2.8 billion, and shareholders’ equity of $353.9 million. Visit www.capstarbank.com for more information.

CONTACT:
Mike Fowler, (615) 732-7404
Chief Financial Officer